Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-169377, 333-51494, 333-143770 and 333-185318) and Form S‑3ASR (Nos. 333-214759) of Leucadia National Corporation of our report dated February 27, 2017 relating to the financial statements and financial statement schedules, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2018